Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Neurocrine Biosciences, Inc. 2003 Incentive Stock Plan, as amended, of our reports dated February 2, 2009, with respect to the consolidated financial statements of Neurocrine Biosciences, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2008, and the effectiveness of internal control over financial reporting of Neurocrine Biosciences, Inc. as of December 31, 2008 filed with the Securities and Exchange Commission.
/s/ Ernst & Young, LLP
San Diego, California
July 31, 2009